Exhibit 10.2

Transitional Services Agreement between Suzanne E. MacCormack and Moldflow Corporation (“the Agreement”) dated as of January 10, 2005.

WHEREAS, the parties to this Agreement are also party to an Employment Agreement dated as of the 16th day of August, 2002; and

WHEREAS, Ms. MacCormack has provided the Company with an indication of her intention to resign from the Company; and

WHEREAS the parties desire to set forth the terms of a transitional arrangement whereby Ms. MacCormack will continue to be employed by the Company until February 15, 2005.

NOW THEREFORE, the parties hereto agree as follows:

1.	Ms. MacCormack will remain in the position of Executive Vice President and Chief Financial Officer from the date hereof until the date on which the Company files its Quarterly Report on Form 10-Q for the quarter ended December 25, 2004 (the “Quarterly Report”), which filing is expected to be on or about February 3, 2005. Following the filing of such Quarterly Report, Ms. MacCormack will resign from the position of Executive Vice President and CFO but will remain employed by the Company between such date and February 15, 2005 in the position of Special Adviser to the CEO. In such position, Ms. MacCormack shall be entitled to compensation and benefits equivalent to those she was entitled to prior to such date.

2.	Notwithstanding the foregoing, the parties agree that if for any reason the Quarterly Report is not filed by the Company prior to February 15, 2005, Ms. MacCormack shall in any event be entitled to and will resign all of her positions with Moldflow effective on such date.

3.	The parties agree that other than as specifically modified above, the remaining terms and conditions of the Employment Agreement remain in full force and effect and are binding on the parties in accordance with their terms.

IN WITNESS WHEREOF, the parties have set their hands on the date set forth above.

MOLDFLOW CORPORATION

By:
Title:

Suzanne E. MacCormack